Exhibit 10.9(a)

November 22, 2017

Corvus Pharmaceuticals, Inc.

863 Mitten Road

Suite 102

Burlingame, CA 94010

Re:  Employment Offer Letter

Dear Daniel:

Corvus Pharmaceuticals, Inc. (the “Company”), is pleased to offer you full-time employment in the exempt position of Senior Vice President and Chief Business Officer effective on or before November 27, 2017 in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. This job offer and start date are contingent upon the successful completion of our background check process. You will receive an email from our background check vendor, TalentWise, with instructions to complete the background check process. Please respond to this request as soon as possible as the background check can take up to two weeks to process. You will initially report to Richard Miller, Chief Executive Officer, or such other individual as the Company may designate, and will work out of our offices, except for such travel as may be necessary to fulfill your responsibilities.  In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.  These include equal employment opportunity in hiring, assignments, training, promotions, compensation, employee benefits, employee discipline and discharge, and all other terms and conditions of employment.

You will be paid a salary at the annual rate of $375,000 (subject to required tax withholding and other authorized deductions).  Your salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

In connection with entering into this offer letter, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors that it grant you an option to purchase 200,000 shares of the Company’s common stock (the “Stock Option”) at a per-share exercise price equal to the closing trading price of a share of the Company’s common stock on the date of grant, provided that you are employed by the Company on the date of grant.  Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter.  The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan (the “Plan”) and a stock option agreement to be entered into between you and the Company.

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees, including group health plans, life and disability insurance and 401k Plan.  In addition, during your employment, you will be eligible for other standard benefits, such as paid time off and paid holidays to the extent applicable generally to other similarly situated employees of the Company.  The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company.  If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with me in advance of accepting another position.

As a condition of employment, you will be required (1) to sign and comply with an Employee Confidentiality and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 Immigration form attached hereto as Exhibit B and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form I-9 documentation); and (3) to provide satisfactory proof of your identity as required by U.S. law.  By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.  Without limiting this paragraph, as Senior Vice President and Chief Business Officer, you will be entitled to enter into a Change in Control Severance Agreement substantially in the form attached hereto as Exhibit C (the “Change in Control Agreement”)

If you accept this offer, this letter, collectively with the Employee Confidentiality and Inventions Assignment Agreement and Change in Control Agreement, shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment.  Any prior or contemporaneous representations (whether oral or written) not contained in this letter, the Employee Confidentiality and Inventions Assignment Agreement or the Change in Control Agreement or contrary to those contained in this letter, the Employee Confidentiality and Inventions Assignment Agreement or the Change in Control Agreement, that may have been made to you are expressly cancelled and superseded by this offer.  This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.  While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Chief Executive Officer of the Company.

(Signature Page Follows)

Please sign and date this letter and the Employee Confidentiality and Invention Assignment Agreement, and return it to me by email at ** by November 26, 2017 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire.  If you accept our offer, we would like you to commence your employment with us on or before November 27, 2017.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me by phone at ** or by email at **.  We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Corvus Pharmaceuticals, Inc.

	By:	/s/ Richard A. Miller
	Name:	Richard A. Miller, M.D.
	Title:	President and CEO

Accepted by:

/s/ Daniel Hunt
Daniel Hunt
Date: November 27, 2017

Exhibit A

Proprietary Information and Invention Assignment Agreement

Exhibit A

Employee Confidentiality and Inventions Assignment Agreement

Corvus Pharmaceuticals, Inc.

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by Corvus Pharmaceuticals, Inc., together with any of its successors or assigns (collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment, effective as of the date that my employment by the Company first commenced as set forth below, I, the undersigned, agree as follows:

1.             NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

1.1          Confidential Information.  During the term of my employment, I may receive and otherwise be exposed, directly or indirectly, to technical and non-technical confidential and proprietary information of the Company, including information relating to the Company’s business, research and development activities, strategies, designs, products, services and technologies, or to the Company’s suppliers, customers or business partners (collectively “Confidential Information”), whether in graphic, written, electronic or oral form.  Confidential Information may be labeled or identified at the time of disclosure as confidential or proprietary, or equivalent, but Confidential Information also includes information which by its context would reasonably be deemed to be confidential and proprietary.  “Confidential Information” may also include unpublished patent applications and other intellectual property filings, ideas, Inventions (as defined below), techniques, works of authorship, models, inventions, know-how, processes, algorithms, software programs, software source documents, formulae, information and trade secrets as well as financial information, bills of material, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising data , and marketing plans and any derivatives, improvements and enhancements related to any of the above.  Information the Company provides regarding third parties as to which Company has an obligation of confidentiality also constitutes “Confidential Information.”

1.2          Duties.  I acknowledge the confidential and secret character of the Confidential Information, and agree that the Confidential Information is the sole, exclusive and extremely valuable property of Company.  Accordingly, I agree not to use the Confidential Information except in the performance of my authorized duties as an employee of Company, and not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis.  Upon termination of my employment, I agree to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in my possession or under my direct or indirect control, except for my personal copies of the following, which I am entitled to retain (i) my compensation records, (ii) materials distributed to shareholders generally, and (iii) this Agreement.  I understand that my obligations with respect to Confidential Information shall not apply to information that (i) is actually in the public domain at the time of disclosure or enters the public domain following disclosure through no action of mine, (ii) is already in my possession without breach of any obligations of confidentiality by any party, (iii) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality by such party, or (iv) provided I provide the Company with notice as soon as practicable and I assist the Company to the best of my ability

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to procure confidential treatment for such Confidential Information, is required to be disclosed pursuant to an order of any competent court or government agency or rules of a securities exchange.

1.3          Unauthorized Use or Disclosure.  I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Confidential Information and shall cooperate fully with the Company to enforce its rights in such information.

2.             PROPERTY OF THE COMPANY.  I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind which shall come into my possession in the course of my employment with the Company, relating to any Inventions (as defined below) or Confidential Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing.  I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company.  I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

3.             INVENTIONS.

3.1          Disclosure and Assignment of Inventions.  For the purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including any documentation, formula, design, device, code, method, process, discovery, concept, improvement, development, machine or contribution, in each case whether or not patentable.  I agree to disclose all Inventions promptly in writing to my supervisor or, at the Company’s request, to attorneys of the Company in accordance with the Company’s policies and procedures, and, subject to Section 3.2, I hereby assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest in and to all Inventions created or reduced to writing by me in the course of my employment by the Company and all intellectual property rights therein.    I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create on behalf of the Company.  The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 3.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to Section 3.1 or otherwise.

3.2          Certain Exemptions.  The obligations to assign Inventions set forth in Section 3.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Confidential Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company.  I hereby acknowledge and agree that the Company has notified me that the assignments provided for in Section 3.1 do not apply to any Invention

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which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit B.  At the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870.

3.3          Records.  I will make and maintain adequate and current written records of all Inventions covered by Section 3.1.  These records shall be and remain the property of the Company at all times.

3.4          Patents and Other Rights.  I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 3.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement.  I further agree that my obligations under this Section 3.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance.  If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3.4 with the same legal force and effect as if executed by me.

3.5          Prior Contracts and Inventions; Information Belonging to Third Parties.  I represent and warrant that, except as set forth on Exhibit C hereto, I am not required, and I have not been required during the course of any prior work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity.  I further represent that (i) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company.  I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person which I am not lawfully entitled to use or disclose.  As a matter of record, I attach as Exhibit C of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company (“Background Technology”).  If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit C at the most specific level possible without violating any such prior agreement.  To the extent I have such right, I hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology (whether or not listed on Exhibit C) for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

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3.6          Works Made for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4.             NON-COMPETITION.  During the term of my employment by the Company, I will not without the prior written approval of an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer or competitor of the Company.  If I am an executive officer of the Company, any of the foregoing activities shall require the approval of the Board of Directors of the Company.  Subject to continuing Board membership at Telomere Dx, Aconian Pharma and Ab Sc. LLC.

5.             NON-SOLICITATION.  During the term of my employment with the Company and for a period of one (1) year thereafter, I will not solicit or encourage, or assist others to solicit or encourage, any employees, consultants or independent contractors of the Company to terminate their employment or other engagement with the Company.  During the term of my employment with the Company, I will not solicit the business of any customer or client of the Company on my own behalf or on behalf of any person or entity other than the Company.

6.             NOTIFICATION TO OTHER PARTIES.  In the event of termination of my employment with the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

7.             EMPLOYMENT AT WILL.  I understand and agree that my employment with the Company is at will.  Accordingly, my employment can be terminated, without cause or notice, at my option or the Company’s option.  The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, without cause.  This at-will status of my employment relationship with the Company will remain in effect throughout my employment with the Company unless such status is modified by a written agreement signed by both an authorized officer of the Company and me which expressly alters such status.

8.             MISCELLANEOUS.  The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.  I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any purported assignment without such consent shall be null and void from the beginning.  I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process) of the Company.  This Agreement, together with the Exhibits hereto, constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.  This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties.  If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be

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affected, impaired or invalidated.  I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement.  I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.  The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California exclusively, without regard to conflict of law provisions.  I agree that upon Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Mateo County, California, and I hereby agree to consent to the personal jurisdiction of such courts.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, I have executed this document as of the 27th day of November, 2017.

/s/ Dan Hunt
Employee: Dan Hunt
Address: **
**

Date employment first commenced:  November 27, 2017

AGREED AND ACKNOWLEDGED:

Company
By:	/s/ Richard Miller
Name:	Richard Miller
Title:	CEO
Address:	863 Mitten Road, Suite 102
Burlingame, CA. 94010

SIGNATURE PAGE TO CORVUS PHARMACEUTICALS, INC. EMPLOYEE CONFIDENTIALITY

AND INVENTIONS ASSIGNMENT AGREEMENT

EXHIBIT A

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Company or its affiliates (the “Company”), or copies thereof, including, without limitation, any item of Confidential Information listed in Section 3 of the Company’s Employee Confidentiality And Inventions Assignment Agreement (the “Agreement”) to which I am a party, but not including copies of my own employment records.

I further certify that I have complied with all of the terms of the Agreement signed by me, including the reporting of any Inventions (as defined in the Agreement) covered by the Agreement.

I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to disclose such information (i) by an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) by the Board of Directors of the Company, in the event that I am an executive officer of the Company.

Date:
(Employee’s Signature)

(Printed or Typed Name of Employee)

EXHIBIT B

California Labor Code

California Labor Code § 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

BACKGROUND TECHNOLOGY

(List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.)

(List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement.  Continue on reverse side if necessary.)

Exhibit B

INS Form I-9

Exhibit C

Form of Change in Control Severance Agreement